Exhibit 3.2.17

RESTATED CERTIFICATE OF INCORPORATION

OF

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

Loews Cineplex Entertainment Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Loews Cineplex Entertainment Corporation, and the name under which the Corporation was originally incorporated is LTM Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 31, 1986.

2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation in its entirety.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full.

ARTICLE FIRST

The name of the corporation (the “Corporation”) is “Loews Cineplex Entertainment Corporation”.

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware (Kent County). The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE FOURTH

Section 1. The aggregate number of shares of stock (the “Stock”) which the Corporation shall have authority to issue is 335,000 shares, of which (i) 25,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), (ii) 250,000 shares shall be Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and (iii) 60,000 shares shall be Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”). All of such shares of Stock shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 03/21/2002 020188377 – 2106044

Section 2. The preferences, designations and relative rights of the shares of each class of Stock and the qualifications, limitations or restrictions thereof shall be as follows:

A. Preferred Stock.

1. The shares of Preferred Stock may be issued from time to time and in one or more series of any number of shares; provided, that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. The shares of Preferred Stock may be so issued with such powers, preferences, rights and qualifications, limitations or restrictions thereof, and such distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation (the “Board of Directors”) providing for the issue of such shares of Preferred Stock from time to time pursuant to authority to do so which is hereby vested in the Board of Directors.

2. Each series of shares of Preferred Stock may (a) have such voting rights or powers, full or limited, or may be without voting rights or powers; (b) be subject to redemption at such time or times, under such circumstances and at such prices; (c) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, in such form or forms, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) have such rights to payment or otherwise upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation; (e) be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary thereof, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary thereof of, any outstanding shares of the Corporation; and (h) have any such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares of Preferred Stock.

3. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions adopted by the Board of Directors providing for the issue of such Preferred Stock pursuant to the authority vested in the Board of Directors by this Section 2A of Article Fourth; provided, that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term “facts” as used in the immediately preceding sentence shall have the meaning given to it in Section 151(a) of the DGCL.

4. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable have been converted into or exchanged for shares of any other class or classes of stock, shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series, and may be reissued as a part of the series of which they were originally a part or as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to any conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

B. Common Stock.

Except as otherwise provided in this Section 2B of Article Fourth or as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

1. Voting Rights. Except as otherwise provided in this Section 2B of Article Fourth or as otherwise required by applicable law, holders of Class A Common Stock shall be entitled to one (1) vote per share of Class A

Common Stock on all matters to be voted on by the stockholders of the Corporation, and the holders of Class B Common Stock shall be entitled to twenty (20) votes per share of Class B Common Stock on all such matters. Except as otherwise required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters to be voted on by the stockholders of the Corporation.

2. Dividends. Subject to the rights of any series of Preferred Stock, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, and the holders of Class A Common Stock and Class B Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided, that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of that class of Common Stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of Common Stock. Dividends may not be declared with respect to either of the Class A Common Stock or the Class B Common Stock unless dividends payable at the same rate and in the same form (subject to the proviso to the immediately preceding sentence) are simultaneously declared with respect to the other class of Common Stock.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of Preferred Stock shall have been paid in full any amounts to which they shall be entitled in accordance with Section 2A of Article Fourth, the terms of any outstanding series of Preferred Stock and applicable law, then, the remaining net assets of the Corporation shall be distributed to the holders of Common Stock pro rata based on the number of shares held by the holders of the Common Stock, to the exclusion of the holders of such Preferred Stock.

4. Conversion.

4A. Conversion of Class B Common Stock.

Each holder of Class B Common Stock shall be entitled at any time and from time to time to convert any or all of the shares of such holder’s Class B Common Stock into the same number of shares of Class A Common Stock by electing to do so in accordance with the procedures set forth in subsection 4B of this Article Fourth, Section 2B.

4B. Conversion Procedure.

(a) In connection with each conversion of shares of Class B Common Stock into shares of Class A Common Stock, the certificate(s) representing the shares which have been converted or which are to be converted (as applicable) shall be surrendered at the principal office of the Corporation at any time during normal business hours accompanied by a written notice by the holder of such shares stating that the holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate(s) into a like number of shares of Class A Common Stock.

(b) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock.

(c) The Corporation shall at all times and from time to time reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Class A Common Stock as may be issuable upon the conversion of all then outstanding Class B Common Stock. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or automatic quotation system upon which shares of Class A

Common Stock may be listed or quoted (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance).

(d) The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common Stock.

5. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

6. Reorganization, Consolidation or Merger. In case of any reorganization or consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a merger in which the Corporation is the survivor and Common Stock remains outstanding), each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock, provided that the terms of such reorganization, consolidation or merger may provide for the receipt by holders of Class A Common Stock and Class B Common Stock of different classes of common stock of any Person having the same relative rights as the Class A Common Stock and the Class B Common Stock (except that the relative voting power of the shares received by holders of Class A Common Stock and Class B Common Stock may vary as to degree).

C. General Provisions

1. Nonliquidating Events. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article Fourth.

2. No Preemptive Rights. No holder of Preferred Stock or Common Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

ARTICLE FIFTH

In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not, and shall not permit any of its subsidiaries existing on March 21, 2002, to, issue nonvoting equity securities prior to March 21, 2003.

ARTICLE SIXTH

The Board of Directors shall have the power to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVENTH

The election of the Board of Directors need not be by written ballot.

ARTICLE EIGHTH

The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL each director and officer of the Corporation.

ARTICLE NINTH

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE TENTH

The Corporation elects not to be governed by Section 203 of the DGCL.

*    *    *    *    *

4. In accordance with Section 303 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation was made pursuant to provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of the Corporation confirming a plan of reorganization of the Corporation.

IN WITNESS WHEREOF, the undersigned John C. McBride, Jr., the Vice President of Loews Cineplex Entertainment Corporation, affirms this 21st day of March, 2002 under penalty of perjury that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

/s/ Illegible
Name:
Title:	Vice President of Loews Cineplex Entertainment Corporation

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/12/2002 020510395 – 2106044

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law:

The undersigned corporation (the “Corporation”), in order to amend its Certificate of Incorporation (as previously amended, the “Certificate of Incorporation”) hereby certifies as follows:

FIRST:	The name of the Corporation is: Loews Cineplex Entertainment Corporation.

SECOND:	The name under which the Corporation was originally incorporated is LTM Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 31, 1986.

THIRD:	The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth the amendment proposed herein on August 5, 2002, and declared it advisable that the Certificate of Incorporation of the Corporation be amended to change the aggregate number of shares of stock which the Corporation shall have authority to issue. The amendment effected herein was authorized on August 5, 2002 by the consent, in writing, setting forth the action so taken, signed by the holders of all of the outstanding stock entitled to vote thereon pursuant to Section 228 of the General Corporation Law of the State of Delaware.

FOURTH:	The Corporation hereby amends its Certificate of Incorporation as follows:

Section 1 of Article Fourth of the Certificate of Incorporation, relating to the number of shares of stock which the Corporation shall have authority to issue, is hereby amended to read as follows:

“Section 1. The aggregate number of shares of stock (the “Stock”) which the Corporation shall have authority to issue is 345,000 shares, of which (i) 25,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), (ii) 250,000 shares shall be Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and (iii) 70,000 shares shall be Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”). All of such shares of Stock shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof.”

FIFTH:	The Corporation hereby certifies that the foregoing amendment to the Corporation’s Certificate of Incorporation was duly adopted in accordance with Section 242(b)(1) of the General Corporation Law of the State of Delaware.

SIXTH:	This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware and recording with the Recorder of Deeds of New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as the act and deed of the Corporation, and affirms that the statements made herein are true under the penalties of perjury, this 9th day of August, 2002.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:	/s/ JOHN C. MCBRIDE. JR.
Name:	John C. McBride. Jr.
Title:	Senior Vice President & General Counsel

2

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/23/2002 020654376 – 2106044

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Agreement”) is dated as of October 23, 2002, by and among Loews Cineplex Entertainment Corporation, a Delaware corporation (“Loews”), LC_C Corp., a Delaware corporation (“Holdco”), and Loews Merger Company, a Delaware corporation (“Mergeco”).

The Boards of Directors of Loews and Mergeco have determined that it is advisable and in the best interests of their respective stockholders for Mergeco to merge with and into Loews with the result that Loews shall be the surviving corporation (the “Merger”), upon the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Loews was incorporated in the State of Delaware under the name LTM Holdings, Inc. on October 31,1986. Its authorized capital stock consists of 345,000 shares, of which (i) 25,000 shares are preferred stock, par value $0.01 per share, (ii) 250,000 shares are class A common Stock, par value $0.01 per share (the “Loews Class A Common Stock”), and (iii) 70,000 shares are class B common stock, par value $0.01 per share (the “Loews Class B Common Stock” and, collectively with the Loews Class A Common Stock, the “Loews Common Stock”). Pursuant to Section 251 (g) of the DGCL, no vote of stockholders of Loews is necessary to authorize the Merger.

Mergeco was incorporated in the State of Delaware on October 7, 2002. Its authorized capital stock consists of 1,000 shares of common stock, par value $0.01 per share (the “Mergeco Common Stock”). As of the date hereof, Mergeco has issued and outstanding one share of Mergeco Common Stock, which is held by Holdco.

It is, therefore, agreed as follows:

1. As soon as practicable after this Agreement has been executed by the parties hereto, it shall be certified, signed and acknowledged in accordance with the laws of the State of Delaware. It shall then be filed in the office of the Secretary of State of Delaware. The term “Effective Date” as used herein shall mean the date and time on which this Agreement is filed with the Secretary of State of Delaware.

2. On the Effective Date, Mergeco shall be merged into Loews and the separate corporate existence of Mergeco shall cease. Loews shall be the surviving corporation, under the name “Loews Cineplex Theatres, Inc.,” and shall continue to be governed by the laws of the State of Delaware.

3. The Certificate of Incorporation of Loews in effect on the Effective Date shall continue as the Certificate of Incorporation of the surviving corporation; provided, however, that the amendments to the Certificate of Incorporation of the surviving corporation set forth on Schedule 3 shall be effected by the Merger. The by-laws of Loews in effect on the Effective Date shall continue as the by-laws of the surviving corporation. The officers and directors of Loews in office on the Effective Date shall continue to hold their respective positions with the surviving corporation.

4. Each share of Loews Class A Common Stock that is issued and outstanding on the Effective Date shall cease to be outstanding and shall be exchanged for one share of class A common stock, par value $0.01 per share (the “Holdco Class A Common Stock”), of Holdco. Each share of Loews Class B Common Stock that is issued and outstanding on the Effective Date shall cease to be outstanding and shall be exchanged for one share of class B common stock, par value $0.01 per share (the “Holdco Class B Common Stock” and, together with the Holdco Class A Common Stock, the “Holdco Common Stock”), of Holdco. The shares of Loews Class A Common Stock and Loews Class B Common Stock that are so exchanged in the Merger shall revert to shares of authorized but unissued shares of class A common stock, par value $0.01 per share (the “Surviving Class A Common Stock”), and class B common stock, par value $0.01 per share (the “Surviving Class B Common Stock”), respectively, of the surviving corporation.

5. Pursuant to letter agreements, each dated as of March 21, 2002, between 1363880 Ontario Inc. (“Onex”) and OCM Cinema Holdings, LLC (“OCM Cinema”). Loews it obligated to issue warrants to Onex and OCM Cinema exercisable into 727 and 1,575 shares of Loews Class A Common Stock, respectively. On and after the Effective Date, such warrants shall be exercisable into 727 and 1,575 shares of Holdco class A Common Stock, respectively, subject to adjustment as provided in the Warrant Agreements governing such warrants.

6. The one share of Mergeco Common Stock that is issued and outstanding on the Effective Date shall be converted into and become one issued and outstanding share of Surviving Class A Common Stock. On the Effective Date, the surviving corporation shall issue 42,558 shares of Surviving Class A Common Stock and 63,588 shares of Surviving Class B Common Stock to Holdco, in consideration for Holdco’s issuance of the Holdco Common Stock to (the former holders of Loews Common Stock pursuant to paragraph 4 above.

7. Each share of Holdco Common Stock that is issued and outstanding prior to the Effective Date shall be canceled and shall cease to be outstanding.

8. Immediately following the Effective Date, Holdco shall amend its Certificate of Incorporation to change its name to “Loews Cineplex Entertainment Corporation.” Pursuant to Section 251(g) of the DGCL, from and after the Effective Date, the shares of Holdco Common Stock into which the shares of Loews Common Stock are converted in the Merger shall be represented by the stock certificates that previously represented the Loews Common Stock.

9. This Agreement may be abandoned or terminated prior to the filing thereof with the Secretary of State of Delaware by resolution duly adopted by the respective Boards of Directors of the constituent corporations.

* * * * *

2

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:	/S/ TRAVIS REID
Name:	Travis Reid
Title:	President & CEO

ATTEST:

/S/ JOHN C. MCBRIDE, JR.
John C. McBride, Jr. Secretary

LOEWS MERGER COMPANY

By:	/S/ TRAVIS REID
Name:	Travis Reid
Title:	President & CEO

ATTEST:

/S/ JOHN C. MCBRIDE, JR.
John C. McBride, Jr. Secretary

3

LCEC CORP.

By:	/S/ TRAVIS REID
Name:	Travis Reid
Title:	President & CEO

ATTEST:

/S/ JOHN C. MCBRIDE, JR.
John C. McBride, Jr. Secretary

4

Schedule 3

Amendments to Certificate of Incorporation

The following amendments to the Certificate of lncorporation of the surviving corporation shall be effected by the Merger:

1.	Article First shall be amended to read in its entirety as follows:

“The name of the corporation (the “Corporation”) is “Loews Cineplex Theatres, Inc.”

2.	Section 2.B.1. of Article Fourth shall be amended to add the following paragraph:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the DGCL or the Certificate of Incorporation of the Corporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of LCEC Corp. (or any successor by merger), by the same vote as is required by the DGCL and/or by the Certificate of lncorporation of the Corporation.”